                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                     Check Point Software Technologies, Ltd.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   162990204
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.    162990204            13G                        Page 2 of 15 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates
            I.R.S. #13-6300995

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /

    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York, U.S.A.


      NUMBER OF              5      SOLE VOTING POWER
       SHARES                       0
    BENEFICIALLY
      OWNED BY               6      SHARED VOTING POWER
        EACH                        1,981,815
      REPORTING
       PERSON                7      SOLE DISPOSITIVE POWER
        WITH                        0

                             8      SHARED DISPOSITIVE POWER
                                    1,981,815

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,981,815

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.34%


    12      TYPE OF REPORTING PERSON*

            PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 15 Pages


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CUSIP No.    162990204               13G                     Page 3 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates II, L.P.
            I.R.S. #13-3844754

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /

    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York, U.S.A.

                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
     BENEFICIALLY            6      SHARED VOTING POWER
      OWNED BY                      899,085
        EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH
                             8      SHARED DISPOSITIVE POWER
                                    899,085

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            899,085

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.42%

    12      TYPE OF REPORTING PERSON*

            PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 15 pages


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CUSIP No.    162990204            13G                         Page 4 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peter O. Crisp
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
    BENEFICIALLY             6      SHARED VOTING POWER
      OWNED BY                      2,880,900
        EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,880,900

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%

    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 15 pages

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CUSIP No.    162990204             13G                        Page 5 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony B. Evnin
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /

    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
    BENEFICIALLY             6      SHARED VOTING POWER
      OWNED BY                      2,880,900
        EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,880,900


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 15 pages

CUSIP No.    162990204             13G                       Page 6 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David R. Hathaway
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
    BENEFICIALLY             6      SHARED VOTING POWER
      OWNED BY                      2,880,900
        EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,880,900

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%

    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 15 pages

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CUSIP No.    162990204              13G                       Page 7 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick F. Latterell
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
    BENEFICIALLY             6      SHARED VOTING POWER
      OWNED BY                      2,880,900
        EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,880,900

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 15 pages

CUSIP No.    162990204             13G                        Page 8 of 15 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ted H. McCourtney
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY                     2,880,900
         EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON                      0
         WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,880,900

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%


    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 15 pages

CUSIP No.    162990204             13G                       Page 9 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ray A. Rothrock
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
    BENEFICIALLY
      OWNED BY               6      SHARED VOTING POWER
        EACH                        2,880,900
      REPORTING
       PERSON                7      SOLE DISPOSITIVE POWER
        WITH                        0

                             8      SHARED DISPOSITIVE POWER
                                    2,880,900


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,880,900


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 9 of 15 pages

CUSIP No.    162990204             13G                      Page 10 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kimberley A. Rummelsburg
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
      NUMBER OF                     0
       SHARES
    BENEFICIALLY             6      SHARED VOTING POWER
      OWNED BY                      2,880,900
        EACH
      REPORTING              7      SOLE DISPOSITIVE POWER
       PERSON                       0
        WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,880,900


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 10 of 15 pages

CUSIP No.    162990204             13G                      Page 11 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony Sun
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                2,880,900
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    2,880,900


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,880,900


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.77%


    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 11 of 15 pages

         Introductory Note:         This Statement on Schedule 13G is filed on
behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Check Point Software Technologies, Ltd.

Item 1(a)         Name of Issuer

                  Check Point Software Technologies, Ltd.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  400 Seaport Court, Suite 105
                  Redwood City, California 94063

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")

                  Peter O. Crisp
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Peter O. Crisp, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number


                  162990204

Item 3            Not applicable.

                              Page 12 of 15 pages

Item 4            Ownership

                  (a) and (b)

                  Venrock owns 1,981,815 shares or 5.34% of the outstanding shares of common stock. Venrock II owns 899,085 shares or 2.42% of the outstanding shares of common stock.

                  All eight General Partners disclaim beneficial ownership of the 2,880,900 shares owned collectively by Venrock and Venrock II except as to the percentage of their respective pro-rata shares.

                  (c)

                  The eight General Partners have shared voting and shared dispositive powers with respect to the 2,880,900 shares collectively owned by Venrock and Venrock II. None of the General Partners have sole voting or sole dispositive power over the shares.

Item 5            Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6            Ownership of More than Five Percent of Behalf of Another
                  Person

                  No person, other than the General Partners of Venrock and Venrock, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8            Identification and Classification of Members of the Group

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.


Item 9            Notice of Dissolution of Group

                  Not applicable.

Item 10           Certification

                  Not applicable.

                              Page 13 of 15 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement in true, complete and correct.

February 14, 1997                     VENROCK ASSOCIATES

                                          By:    /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                     VENROCK ASSOCIATES II, L.P.

                                          By:    /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                     GENERAL PARTNERS

                                                /s/ Peter O. Crisp
                                                -------------------------------
                                                 Peter O. Crisp

                                                /s/ Anthony B. Evnin
                                                -------------------------------
                                                Anthony B. Evnin

                                                /s/ David R. Hathaway
                                                -------------------------------
                                                David R. Hathaway

                                                /s/ Patrick F. Latterell
                                                -------------------------------
                                                Patrick F. Latterell

                                                /s/ Ted H. McCourtney
                                                -------------------------------
                                                Ted H. McCourtney

                                                /s/ Ray A. Rothrock
                                                -------------------------------
                                                Ray A. Rothrock

                                                /s/ Kimberley A. Rummelsburg
                                                -------------------------------
                                                Kimberley A. Rummelsburg

                                                /s/ Anthony Sun
                                                -------------------------------
                                                Anthony Sun

                                                                   Exhibit 1

                                    AGREEMENT

                  Pursuant to Rule 13d-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 1997                     VENROCK ASSOCIATES

                                          By:    /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                     VENROCK ASSOCIATES II, L.P.


                                          By:    /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                     GENERAL PARTNERS

                                                /s/ Peter O. Crisp
                                                -------------------------------
                                                 Peter O. Crisp

                                                /s/ Anthony B. Evnin
                                                -------------------------------
                                                Anthony B. Evnin

                                                /s/ David R. Hathaway
                                                -------------------------------
                                                David R. Hathaway

                                                /s/ Patrick F. Latterell
                                                -------------------------------
                                                Patrick F. Latterell


                                                /s/ Ted H. McCourtney
                                                -------------------------------
                                                Ted H. McCourtney

                                                /s/ Ray A. Rothrock
                                                -------------------------------
                                                Ray A. Rothrock

                                                /s/ Kimberley A. Rummelsburg
                                                -------------------------------
                                                Kimberley A. Rummelsburg

                                                /s/ Anthony Sun
                                                -------------------------------
                                                Anthony Sun